EXHIBIT 99.1

Oil States Announces Fourth Quarter Earnings of $0.78 Per Share

HOUSTON, Feb. 22, 2010 (GLOBE NEWSWIRE) -- Today, Oil States International, Inc. (NYSE:OIS) reported net income for the quarter ended December 31, 2009 of $39.9 million, or $0.78 per diluted share, on $528.7 million of revenues and $90.1 million of EBITDA (EBITDA is defined as net income plus interest, taxes, depreciation and amortization) (A). This compares to net income of $6.0 million, or $0.12 per diluted share, on $901.1 million of revenues and $77.3 of EBITDA reported in the fourth quarter of 2008. Excluding the impact of the $85.6 million in goodwill impairment charges taken in the fourth quarter of 2008, net income decreased 54% year over year, from $1.72 per share to $0.78 per share, primarily due to reduced North American drilling and completion activity which impacted both demand and pricing for our products and services.

"Our accommodations business continued to show substantial year-over-year growth due to investments in the Canadian oil sands region made over the last several years," stated Cindy B. Taylor, Oil States' President and Chief Executive Officer. "This strength in our accommodations business helped mitigate the severe declines in our tubular services, rental tool and drilling businesses."

Mrs. Taylor concluded, "We generated operating cash flow of $453 million in 2009 which was partially utilized to reduce outstanding borrowings under our credit agreement. As a result, we had no amounts outstanding under our revolving credit facility and had $90 million of cash at year end. Despite a very difficult year in 2009, we were able to generate free cash flow and make growth investments. We enter 2010 well positioned to take advantage of investment opportunities which may arise as well as fund our significant, planned Canadian oil sands expansion."

For the full year 2009, the Company reported revenues of $2.1 billion and EBITDA of $238.2 million which resulted in $59.1 million of net income, or $1.18 per diluted share.  Excluding the goodwill impairment charges taken in the second quarter of 2009, the Company reported $332.7 million of Adjusted EBITDA (Adjusted EBITDA is defined as EBITDA excluding the goodwill impairment charges) (A) and $140.4 million of net income, or $2.79 per diluted share, for 2009. For the full year 2008, the Company reported revenues of $2.9 billion and Adjusted EBITDA of $581.3 million which resulted in net income of $298.6 million, or $5.81 per diluted share, excluding the impact of the fourth quarter 2008 goodwill impairment charges. Including the goodwill impairment, the Company reported EBITDA of $495.6 million which resulted in net income of $218.9 million, or $4.26 per diluted share, for the full year 2008.

BUSINESS SEGMENT RESULTS

(Unless otherwise noted, the following discussion compares the quarterly results from the fourth quarter of 2009 to the results from the fourth quarter of 2008. In order to present a more meaningful comparison of the Company's operating results, the fourth quarter 2008 results exclude the goodwill impairment charges in the drilling and tubular services business units.)

Well Site Services

Well site services generated revenues of $222.6 million and EBITDA of $66.4 million in the fourth quarter of 2009, compared to revenues of $235.7 million and Adjusted EBITDA of $80.1 million in the fourth quarter of 2008, representing year-over-year declines of 6% and 17%, respectively. The decrease in EBITDA was primarily due to the 42% reduction in U.S. drilling and completion activity and the resulting reduction in utilization and pricing for our rental tools and drilling rigs. These decreases were partially offset by increased activity in the Company's Canadian oil sands accommodations.

The accommodations business reported revenues of $140.9 million and EBITDA of $50.7 million for the fourth quarter of 2009 compared to revenues and EBITDA of $94.6 million and $35.3 million, respectively, in the fourth quarter of 2008. Accommodations revenue increased 49% and EBITDA increased 44%. The fourth quarter 2009 results included camp manufacturing revenues of $22.1 million and minimum contract guarantees of $10.4 million, compared to $1.5 million of camp manufacturing revenues and $8.3 million in minimum contract guarantees in the fourth quarter of 2008. The Company continues to operate certain of its oil sands lodges under firm, guaranteed occupancy contracts which generally contribute stronger margins when recognized. However, such minimum guarantee revenue is dependent on customer occupancy levels which are uncertain.

Rental tools generated $57.0 million of revenues and $11.7 million of EBITDA in the fourth quarter of 2009 compared to revenue of $97.0 million and EBITDA of $30.5 million in the fourth quarter of 2008. These year-over-year declines were due to decreased completion activity related to North American natural gas wells which was down 51% year-over-year, leading to decreased demand and pricing for our services. The fourth quarter 2009 EBITDA included $2.6 million in state gross receipt tax refunds and a favorable lawsuit settlement which occur infrequently.

Drilling services generated revenues of $24.7 million and EBITDA of $4.0 million in the fourth quarter of 2009 compared to $44.0 million and $14.2 million of revenues and Adjusted EBITDA, respectively, in the fourth quarter 2008. These year-over-year declines in drilling services were primarily the result of substantially reduced drilling activity in the Permian Basin and Rocky Mountain region leading to lower pricing, utilization and cash margins.

Offshore Products

Offshore products generated $127.1 million of revenues and $24.5 million in EBITDA in the fourth quarter of 2009 compared to $141.4 million of revenues and $25.6 million in EBITDA in the fourth quarter of 2008. The year-over-year declines in revenue and EBITDA are primarily due to reduced activity related to drilling rig products and services, partially offset by improved revenues and margins on connector and subsea products. Backlog totaled $206.3 million at December 31, 2009 down from $252.7 million at September 30, 2009 and from $362.1 million at December 31, 2008. The decline in backlog was primarily due to postponements, cancellations and deferrals in project awards as our customers managed through the global economic crisis in 2009.

Tubular Services

During the fourth quarter of 2009, tubular services generated revenues of $179.0 million and EBITDA of $6.9 million compared to revenues and Adjusted EBITDA of $524.0 million and $63.9 million, respectively, in the fourth quarter of 2008. Tubular services' OCTG shipments decreased 47% to 88,500 tons from 166,200 tons in the fourth quarter of 2008. Gross margins in the fourth quarter of 2009 decreased to 5.2% from 12.8% in the fourth quarter of 2008 primarily due to the 36% year-over-year decline in our recognized revenue per ton shipped. The Company's OCTG inventory decreased to $265.7 million compared to $289.4 million at September 30, 2009 and $396.5 million at December 31, 2008.

Oil States International, Inc. is a diversified oilfield services company. With locations around the world, Oil States is a leading manufacturer of products for deepwater production facilities and subsea pipelines, and a leading supplier of a broad range of services to the oil and gas industry, including production-related rental tools, work force accommodations and logistics, oil country tubular goods distribution and land drilling services. Oil States is organized in three business segments – well site services, offshore products and tubular services, and is publicly traded on the New York Stock Exchange under the symbol OIS. For more information on the Company, please visit Oil States International's website at http://www.oilstatesintl.com.

The Oil States International, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=6058

The Company will be hosting a conference call to discuss the results for the fourth quarter of 2009 on Monday, February 22, 2010 at 11:00 am Eastern time. This call is being webcast and can be accessed at Oil States' web site at http://www.oilstatesintl.com. Participants may also join the conference call by dialing (800) 446-2782 and using the passcode of 26201391. A replay of the conference call will be available one hour after the completion of the call by dialing (888) 843-8996 and entering the passcode of 26201391.

This press release contains and the associated conference call will contain forward-looking statements within the meaning of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are those that do not state historical facts and are, therefore, inherently subject to risks and uncertainties. The forward-looking statements included therein will be based on then current expectations and entail various risks and uncertainties that could cause actual results to differ materially from those forward-looking statements. Such risks and uncertainties include, among other things, risks associated with the general nature of the oilfield service industry and other factors discussed within the "Business" section of the Form 10-K for the year ended December 31, 2009 filed by Oil States with the SEC on February 22, 2010 and within the Company's subsequent SEC filings.

Oil States International, Inc.
Unaudited Condensed Consolidated Statements of Income
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008

Revenues	$528,715	$901,056	$2,108,250	$2,948,457
Costs and expenses:
Cost of sales and services	404,451	702,100	1,640,198	2,234,974
Selling, general and administrative expenses	36,916	37,504	139,293	143,080
Depreciation and amortization expense	31,246	26,863	118,108	102,604
Impairment of goodwill	--	85,630	94,528	85,630
Other operating income	(2,424)	(928)	(2,606)	(1,586)
Operating income	58,526	49,887	118,729	383,755

Interest expense	(3,551)	(5,169)	(15,266)	(23,585)
Interest income	30	805	380	3,561
Equity in earnings of unconsolidated affiliates	268	868	1,452	4,035
Other income / (expense)	220	(212)	414	5,684
Income before income taxes	55,493	46,179	105,709	373,450
Income tax provision	(15,460)	(40,026)	(46,097)	(154,151)
Net income	40,033	6,153	59,612	219,299
Less: Net income attributable to noncontrolling interest	140	119	498	446
Net income attributable to Oil States International, Inc.	$39,893	$6,034	$59,114	$218,853

Net income per share
Basic	$0.80	$0.12	$1.19	$4.41
Diluted	$0.78	$0.12	$1.18	$4.26

Weighted average number of common shares outstanding
Basic	49,751	49,622	49,625	49,622
Diluted	51,218	49,806	50,219	51,414

Oil States International, Inc.
Consolidated Balance Sheets
(in thousands)

	December 31,	September 30,	December 31,
	2009	2009	2008 (B)
Assets	(audited)	(unaudited)	(audited)
Current assets
Cash and cash equivalents	$89,742	$61,281	$30,199
Accounts receivable, net	385,816	361,549	575,982
Inventories, net	423,077	485,304	612,488
Prepaid expenses and other current assets	26,933	13,730	18,815
Total current assets	925,568	921,864	1,237,484
Property, plant and equipment, net	749,601	726,877	695,338
Goodwill, net	218,740	217,627	305,441
Investments in unconsolidated affiliates	5,164	4,893	5,899
Other non-current assets	33,313	35,335	54,356
Total assets	$1,932,386	$1,906,596	$2,298,518

Liabilities and stockholders' equity
Current liabilities
Accounts payable and accrued liabilities	$208,541	$190,385	$371,789
Income taxes	14,419	10,555	52,546
Current portion of long-term debt	464	446	4,943
Deferred revenue	87,412	117,872	105,640
Other current liabilities	4,387	850	1,587
Total current liabilities	315,223	320,108	536,505
Long-term debt (C)	164,074	192,657	449,058
Deferred income taxes	55,332	55,691	64,780
Other noncurrent liabilities	15,691	12,445	12,634
Total liabilities	550,320	580,901	1,062,977

Stockholders' equity
Common stock	531	530	526
Additional paid-in capital	468,428	463,920	453,733
Retained earnings	960,115	920,222	901,001
Accumulated other comprehensive income / (loss)	44,115	32,403	(28,409)
Treasury stock	(92,341)	(92,341)	(91,831)
Total stockholder's equity	1,380,848	1,324,734	1,235,020

Noncontrolling interest	1,218	961	521
Total equity	1,382,066	1,325,695	1,235,541
Total liabilities and equity	$1,932,386	$1,906,596	$2,298,518

Oil States International, Inc.
Segment Data
(in thousands)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008

Revenues
Accommodations	$140,871	$94,612	$481,402	$427,130
Rental tools	57,046	97,041	234,121	355,809
Drilling and other	24,651	44,023	71,175	177,339

Well site services	222,568	235,676	786,698	960,278
Offshore products	127,118	141,385	509,388	528,164
Tubular services	179,029	523,995	812,164	1,460,015
Total revenues	$528,715	$901,056	$2,108,250	$2,948,457

Adjusted EBITDA (A)
Accommodations	$50,725	$35,335	$178,559	$156,223
Rental Tools (D)	11,693	30,535	37,477	111,224
Drilling and other (D)	3,990	14,196	10,066	68,096

Well site services (D)	66,408	80,066	226,102	335,543
Offshore products	24,528	25,598	92,029	100,357
Tubular services (D)	6,944	63,913	44,578	172,086
Corporate and eliminations	(7,760)	(6,660)	(29,976)	(26,724)
Total Adjusted EBITDA (D)	$90,120	$162,917	$332,733	$581,262

Adjusted operating income / (loss) (D)
Accommodations	$40,077	$27,210	$140,665	$120,972
Rental Tools (D)	1,154	20,860	(3,316)	75,787
Drilling and other (D)	(2,842)	8,521	(16,345)	40,200

Well site services (D)	38,389	56,591	121,004	236,959
Offshore products	21,763	22,624	81,049	89,280
Tubular services (D)	6,300	62,800	41,758	169,333
Corporate and eliminations	(7,926)	(6,498)	(30,554)	(26,187)
Total adjusted operating income (D)	$58,526	$135,517	$213,257	$469,385

Oil States International, Inc.
Additional Quarterly Segment and Operating Data
(unaudited)

	Three Months Ended December 31,
	2009	2008

Supplemental operating data
Land drilling operating statistics
Average rigs available	37	37
Utilization	52.5%	79.1%
Implied day rate ($ in thousands per day)	$13.8	$16.4
Implied daily cash margin ($ in thousands per day)	$2.7	$5.5

Offshore products backlog ($ in millions)	$206.3	$362.1

Tubular services operating data
Shipments (tons in thousands)	88.5	166.2
Quarter end inventory ($ in thousands)	$265,718	$396,462

(A) The term EBITDA consists of net income plus interest, taxes, depreciation and amortization. EBITDA is not a measure of financial performance under generally accepted accounting principles. You should not consider it in isolation from or as a substitute for net income or cash flow measures prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. Additionally, EBITDA may not be comparable to other similarly titled measures of other companies. The Company has included EBITDA as a supplemental disclosure because its management believes that EBITDA provides useful information regarding our ability to service debt and to fund capital expenditures and provides investors a helpful measure for comparing its operating performance with the performance of other companies that have different financing and capital structures or tax rates. The Company uses EBITDA to compare and to monitor the performance of its business segments to other comparable public companies and as a benchmark for the award of incentive compensation under its annual incentive compensation plan. Adjusted EBITDA is a non-GAAP measure which excludes the goodwill impairment charges recognized in the fourth quarter of 2008 and the second quarter of 2009. The following table sets forth a reconciliation of EBITDA to net income, which is the most directly comparable measure of financial performance calculated under generally accepted accounting principles:

Oil States International, Inc.
Reconciliation of GAAP to Non-GAAP Financial Information
(in thousands)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008

Net income	$39,893	$6,034	$59,114	$218,853
Income tax expense	15,460	40,026	46,097	154,151
Depreciation and amortization	31,246	26,863	118,108	102,604
Interest income	(30)	(805)	(380)	(3,561)
Interest expense	3,551	5,169	15,266	23,585

EBITDA	$90,120	$77,287	$238,205	$495,632
Goodwill impairment	--	85,630	94,528	85,630

Adjusted EBITDA	$90,120	$162,917	$332,733	$581,262

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008

Operating income	$58,526	$49,887	$118,729	$383,755
Goodwill impairment	--	85,630	94,528	85,630

Adjusted operating income	$58,526	$135,517	$213,257	$469,385

(B) Adjusted to reflect the retrospective application of APB 14-1 accounting for existing convertible notes effective on January 1, 2009.

(C) As of December 31, 2009, the Company had approximately $479.7 million available under its revolving credit facility.

(D) The fourth quarter and full year 2008 results exclude (i) the $22.8 million goodwill impairment charge taken in the drilling business and (ii) the $62.9 million goodwill impairment charge taken in the tubular services business; and consolidated EBITDA and operating income for the fourth quarter and full year 2008 exclude the total $85.6 million goodwill impairment charge. In full year 2009 results, rental tools, well site services and consolidated EBITDA and operating income exclude $94.5 million goodwill impairment charge taken in the second quarter of 2009.

CONTACT: Oil States International, Inc.
         Bradley J. Dodson
         713-652-0582